                                                                    Exhibit 12.1


BURR-BROWN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       FISCAL YEAR
                                                                     1995       1996         1997        1998         1999
                                                                    -----      -----        -----       -----        -----
Income from continuing operations before provision for income
taxes                                                             $ 40,017    $ 39,844     $ 46,660    $ 48,455     $ 62,629

Add:
Portion of rents representative of the interest factor                  --          --           --          --           --
Interest on indebtedness                                             1,131         700          448         544          442
Amortization of debt issuance cost                                      --          --           --          --           --
Income/(loss) of unconsolidated affiliates                              --          --           --          --           --
Minority Interest                                                        2          52          (54)       (107)           6

   Income as adjusted                                             $ 41,150    $ 40,596     $ 47,054    $ 48,892     $ 63,077

Fixed Charges
Interest on indebtedness:
Burr-Brown Corporation and consolidated subsidiaries               $ 1,131       $ 700        $ 448       $ 544        $ 442
Unconsolidated affiliates                                               --          --           --          --           --
                                                                     1,131         700          448         544          442

Amortization of debt issuance costs                                     --          --           --          --           --

Portion of rents representative of the interest factor                  --          --           --          --           --

   Fixed charges                                                   $ 1,131       $ 700        $ 448       $ 544        $ 442

Ratio of earnings to fixed charges                                    36.4        58.0        105.0        89.9        142.7


                                                                      3 MONTHS ENDED
                                                                       April 1, 2000
                                                                      --------------
Income from continuing operations before provision for income
taxes                                                                       $ 26,053

Add:
Portion of rents representative of the interest factor                            --
Interest on indebtedness                                                       1,227
Amortization of debt issuance cost                                               113
Income/(loss) of unconsolidated affiliates                                        --
Minority Interest                                                                 --

   Income as adjusted                                                       $ 27,393

Fixed Charges
Interest on indebtedness:
Burr-Brown Corporation and consolidated subsidiaries                         $ 1,227
Unconsolidated affiliates                                                         --
                                                                               1,227

Amortization of debt issuance costs                                              113

Portion of rents representative of the interest factor                            --

   Fixed charges                                                             $ 1,340

Ratio of earnings to fixed charges                                              20.4